Exibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE                   Contact:  Joanne Lattanzi
                                                  First National Bank of Ipswich
                                                  (978) 356-8105

                                                  Alexander Caswell
                                                  Regan Communications
                                                  (617) 488-2885

                    First Ipswich Bancorp Announces Earnings

Ipswich, MA, May 12, 2006 - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich, today announced earnings for the quarter ended March 31, 2006.

The Company reported a net loss of $183,000 for the quarter ended March 31, 2006 as compared to net income of $146,000 for the quarter ended March 31, 2005. Net interest income increased to $2.8 million in the first quarter of 2006 as compared to $2.7 million in the same quarter of 2005. The improvement of net interest income is primarily attributable to the shift of assets from the investment portfolio into loans. The shift of assets was made possible by the Company's purchase in June 2005 of the Boston branch of the Atlantic Bank of New York and approximately $43 million of loans associated with the branch. However, the increased level of expenses associated with the purchased branch as well as other overhead expenses more than offset the positive trend of net interest income. Basic and diluted earnings (loss) per share for the quarters ended March 31, 2006 and March 31, 2005 were $(0.08) per share and $0.07 per share, respectively.

The Company reported assets of $397.9 million, which represents growth of $3.45 million since December 31, 2005 and $10.6 million since March 31, 2005. Net loans increased by $3.1 million during the quarter to $237.7 million as of March 31, 2006; during the year ended March 31, 2006, loans increased by $65.1 million. Deposits totaled $253.1 million at March 31, 2006. Deposits decreased by $5.7 million during the quarter ended March 31, 2006 and increased by $20.7 million during the year period since March 31, 2005. The increase in deposits was primarily attributable to the Boston branch purchase referenced above.

Commenting on the Company's results, Donald P. Gill, President and Chief Executive Officer, stated, "We are pleased that the Company's growth initiatives initiated during the past two years have resulted in favorable trends of net interest income and non-interest income." Mr. Gill also stated, "We will continue to work diligently to control and reduce non-interest expenses so that the positive revenue trends can positively impact net income."

Financial Highlights (un-audited)

                                      Three months ended March 31,
                                  -------------------------------------
                                       2006                    2005
                                  -------------------------------------
                                  (In thousands, except per share data)
Net income (loss)                    $  (183)                $    146
Earnings (loss) per share:
   Basic                             $ (0.08)                $   0.07
   Diluted                           $ (0.08)                $   0.07
Weighted average shares
   outstanding:
   Basic                               2,220                    2,220
   Diluted                             2,220                    2,220

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First Ipswich Bancorp is the bank holding company of The First National Bank of
Ipswich, a national banking institution established in 1892. Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates eleven full-service offices in the Massachusetts communities of Ipswich, Gloucester, Essex, Newburyport, Rowley, Beverly, Boston, and Cambridge, and the New Hampshire communities of Londonderry and Portsmouth. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services.

This press release may contain "forward-looking statements." Words such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, a deterioration in general economic conditions on a national basis or in the local markets in which Bancorp operates, the Bank's continued ability to attract and retain deposits, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of Bancorp's banking or investment management businesses, the Company's ability to control costs, new accounting pronouncements, and the Bank's continued ability to comply with existing and future regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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